Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER COMBINED FINANCIAL STATEMENTS

We consent to the incorporation by reference in Registration Statement Nos. 333-197580, 333-191419, 333-167058 and 333-143605 on Form S-8 of our reports dated February 25, 2015, relating to the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, RELX Group plc (formerly Reed Elsevier Group plc) and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together the “Combined Businesses”)) and the effectiveness of the Combined Businesses’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2014.

/s/ Deloitte LLP
London, United Kingdom March 10, 2015